UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

During August 2015, Chanticleer Holdings, Inc. (“Chanticleer”) and PCS Investments Pty Ltd. (“PCS”), its new business partner in Australia, entered in to agreements to acquire the assets of Chanticleer’s five Australia entities from the voluntary administrators appointed to review their affairs and assess their financial condition. Chanticleer has now closed the acquisition of the assets of Hoot Gold Coast Pty Ltd, Hoot Parramatta Pty Ltd, and Hoot Campbelltown Pty Limited. The acquisitions of the assets of the remaining two Hooters Australia entities, Hoot Penrith Pty Limited and Hoot Townsville Pty Limited, are expected to close, although still contingent upon the assumption of leases, franchise agreements and other customary closing conditions. Chanticleer’s ownership in both the acquired Hooters Australia stores and the pending acquisitions is 80% with 20% owned by PCS, for an aggregate purchase price to Chanticleer of approximately $800,000.

In addition, during August, Chanticleer and PCS entered into an agreement to acquire the assets of TMIX Darling Harbour Pty Limited, the business known as Jimmy Buffett’s Margaritaville, including gaming machines located on the premises and gaming licenses for those machines, from the voluntary administrators. Chanticleer previously owned rights to the revenue generated by the gaming machines; however, Chanticleer did not have any interest in the underlying machines, licenses or business assets. Chanticleer and PCS Australia Ltd. have been operating the Margaritaville restaurant under a management agreement pending satisfaction of closing conditions since mid-August 2015. Currently, the administrators and landlord have been unable to deliver an acceptable lease assignment and Chanticleer does not currently anticipate that this acquisition will be completed. Irrespective, Chanticleer separately intends to continue to pursue the purchase of the gaming machines and related licenses, although at this time, Chanticleer can provide no assurance that a purchase will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: October 13, 2015	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer